Exhibit 21.1

Subsidiaries of the Registrant

Name:  Ramtron K.K.
Incorporated in Japan
Doing Business as:  Ramtron K.K.

Name:  Ramtron LLC
Organized in the State of Colorado
Doing Business as:  Ramtron LLC

Name:  Ramtron Canada Inc.
Incorporated in Canada
Doing Business as:  Ramtron Canada Inc.

Name:  Ramtron Asia Limited
Incorporated in Hong Kong and China
Doing Business as:  Ramtron Asia Limited

Name:  Ramtron Asia Pte. Ltd.
Incorporated in Singapore
Doing Business as:  Ramtron Asia Pte. Ltd

Name:  Ramtron Asia Pte. Ltd. - Taiwan Branch
Incorporated in Taiwan
Doing Business as:  Ramtron Asia Pte. Ltd - Taiwan Branch

Name:  Ramtron UK Limited
Incorporated in United Kingdom
Doing Business as:  Ramtron UK Limited